Exhibit 4.1

                      PARADISE MUSIC & ENTERTAINMENT, INC.
                      2002 EMPLOYEE STOCK COMPENSATION PLAN


I.      PURPOSE OF THE PLAN.

        The purpose of this Plan is to further the growth of PARADISE MUSIC & ENTERTAINMENT, INC. (the "Company") by allowing it to compensate employees, consultants and directors who have provided bona fide services to the Company through the award of Common Stock of the Company in lieu of cash compensation.

II.     DEFINITIONS.

        Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

        1.      "Award" means any grant of Common Stock made under this Plan.

        2. "Board of Directors" means the Board of Directors of the Company.

        3.      "Code" means the Internal Revenue Code of 1986, as amended.

        4. "Common Stock" means the common stock, par value $0.01 per share, of the Company.

        5. "Date of Grant" means the day the Board of Directors authorized the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

        6. "Employee" means any person who has rendered or will render bona fide services to the Company in exchange for wages, payable in accordance with the Company's payroll practices.

        7. "Consultant" means any person or entity (i) who has rendered or will render bona fide services to the Company, and (ii) who, in the opinion of the Board of Directors, is in a position to make, or who has previously made, a significant contribution to the success of the Company.

        8. "Director" means any person who has been elected to, and is serving a term on, the Board of Directors of the Corporation.

        9. "Subsidiary" means any corporation that is a subsidiary of the Company as that term is defined in Section 424(f) of the Code.

III.    EFFECTIVE DATE AND TERMINATION DATE OF THE PLAN.

        The effective date of this Plan is February 21, 2002. This Plan shall expire on February 21, 2012, unless earlier terminated by the Board of Directors in accordance with Article XI of this Plan.

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IV.     ADMINISTRATION OF THE PLAN.

        The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan and applicable law, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations that it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

V.      STOCK SUBJECT TO THE PLAN.

        The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 5,000,000. The Board of Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

VI.     PERSONS ELIGIBLE TO RECEIVE AWARDS.

        Awards may be granted only to Employees, Consultants and/or Directors.

VII.    GRANTS OF AWARDS.

        Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees, Consultants and/or Directors Awards are to be granted, and the number of shares of Common Stock as to which Awards granted to each Employee, Consultant and/or Director will relate, and the terms and conditions upon which an Award may be issued. The maximum number of shares of Common Stock that may be the subject of an Award granted to a participant shall be equal to the aggregate dollar amount of accrued cash compensation owed to the participant by the Company divided by the per share purchase price as determined by the Board of Directors in its reasonable discretion.

VIII.   DELIVERY OF STOCK CERTIFICATES.

        As promptly as practicable after authorizing the grant of an Award, the Company shall deliver to the person who is the recipient of the Award a certificate or certificates, registered in that person's name, representing the number of shares of Common Stock that were granted, and shall make an appropriate adjustment to the Company's books to reflect the application of amounts owed to the recipient to the purchase price of such shares of Common Stock. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction that was not registered under the Securities Act of 1933, as amended (the "Act"), and may be sold or transferred only in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

IX.     RIGHT TO CONTINUED ENGAGEMENT.

        Nothing in this Plan or in the grant of an Award shall confer upon any Employee, Consultant and/or Director the right to continued engagement by the



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Company nor shall it interfere with or restrict in any way the rights of the
Company to discharge any Consultant or to terminate any consulting relationship at any time.

X.      LAWS AND REGULATIONS.

        The obligation of the Company to deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for the Company be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

XI.     TERMINATION OF THE PLAN.

        The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

XII.    DELIVERY OF PLAN.

        A copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.